EXECUTION DRAFT

EXCLUSIVE OPTION AGREEMENT

This Exclusive Option Agreement, (hereinafter called “Agreement”) to be effective as of the 19 day of September, 2001 (hereinafter called “Agreement Date”), is by and between West Virginia University Research Corporation, a West Virginia nonprofit corporation having its principal place of business at 886 Chestnut Ridge Road, Morgantown, West Virginia 26505, for and on behalf of West Virginia University (hereinafter collectively referred to as “WVURC”), and Protea Biosciences, Inc., a Delaware corporation having its principal place of business at 129 W. Patrick Street, Suite 8, Frederick, Maryland 21701, and its Affiliates (hereinafter collectively referred to as “LICENSEE”).

WITNESSETH:

WHEREAS, WVURC is the owner of the Subject Technology as defined below; and

WHEREAS, WVURC is willing to grant an option to obtain an exclusive, worldwide, royalty bearing license to the Subject Technology in the Field to LICENSEE on terms to be mutually agreed upon; and

WHEREAS, LICENSEE desires to obtain said option under the Subject Technology.

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto expressly agree as follows:

1.	DEFINITIONS AND RECITALS.

1.1         The term “Affiliate(s)” shall mean any corporation, partnership, joint venture or other entity of which the common stock or other equity ownership thereof is twenty five percent (25%) or more owned by LICENSEE.

1.2         The term “Exclusive License Agreement” shall have the meaning set forth in Section 3.3.

1.3         The term “Core Proteomics Facility” shall mean the designated laboratory where 2D-gel electrophoresis, mass spectrometry, column chromography, and other protein analytical services are provided to WVURC researchers.

1.4         The term “Field” shall mean all inventions related to proteomics conceived of and reduced to practice by or under the direction of the Principal Investigators at the Core Proteomics Facility during the term of this Agreement, any Exclusive License Agreement or any Sponsored Research Agreement (if such agreements are executed by and between the Parties) including any and all improvements or modifications to such inventions conceived of and reduced to practice at the Core Proteomics Facility during such time periods.

1.5         The term “Licensed Product(s)” shall mean all products that incorporate, utilize or are made with the use of the Subject Technology.

1.6         The term “Option” shall have the meaning set forth in Section 2.1.

1.7         The term “Option Period” shall mean, with respect to any invention that forms a part of the Subject Technology, the period commencing on the date of disclosure of such invention by the Principal Investigators to WVURC and terminating on the one year anniversary of such date; provided, however, that the Parties may extend the Option Period with respect to any invention that comprises the Subject Technology by mutual agreement.

1.8         The term “Option Termination Date” shall have the meaning set forth in Section 8.1.

1.9         The term “Party” shall mean either LICENSEE or WVURC, and the term “Parties” shall mean LICENSEE and WVURC.

1.10       The term “Principal Investigators” shall mean Daniel Flynn, Ph.D., John Barnett, Ph.D., Aaron Timperman, Ph.D., and Barbara Ducatman, M.D., and such other individual(s) identified by WVURC to LICENSEE in writing.

1.11       The term “Sponsored Research Agreement” shall have the meaning set forth in Section 6.1.2.

1.12       The term “Stock Purchase Agreement” shall have the meaning set forth in Section 6.1.3.

1.13       The term “Subject Technology” shall mean (i) all technology, cell lines, biological materials, compounds, know-how, methods, documents, materials, tests, devices and all confidential information related to the Field which was developed as of the Agreement Date or which are developed during the term of this Agreement, any Exclusive License Agreement or any Sponsored Research Agreement (if such agreements are executed by and between the Parties); and (ii) any one or more United States patent applications arising out of any invention related to the Field which is conceived of and reduced to practice under and during the term of this Agreement, any Exclusive License Agreement or any Sponsored Research Agreement (if such agreements are executed by and between the Parties) together with any United States patent which issues from any such applications and any and all divisionals, reissues, re-examinations, renewals, continuations, claims of continuations-in-part applications and patents issued therefrom directed to subject matter expressly described in the aforementioned patent applications, and extensions thereof, and all other counterpart, pending or issued patents in all other countries (the “Patent Rights”).

BA3\187614.09

2.	GRANT OF OPTION

2.1        WVURC hereby grants to LICENSEE an option to take an exclusive, royalty bearing, worldwide, right and license under the Subject Technology to make, have made, use, market, sell and offer to sell Licensed Products in the Field (the “Option”).

2.2        During an Option Period, WVURC shall not assign, transfer, grant or otherwise convey (collectively, “assign”) to any other person or entity any rights, or options to obtain rights, to any component or invention that forms a part of the Subject Technology, nor offer to assign any such rights or options to obtain rights to such components or inventions.

3.	EXERCISE OF OPTION

3.1         LICENSEE may exercise the Option with respect to any component or invention that forms a part of the Subject Technology, and the LICENSEE shall retain the right to continue to exercise the Option with respect to the remaining components and inventions that comprise the Subject Technology for the remainder of the Option Period.

3.2         LICENSEE may exercise the Option with respect to any component or invention that forms a part of the Subject Technology by delivering to WVURC on or before the expiration of the Option Period written notice of such election.

3.3         In the event that LICENSEE fails to exercise the Option with respect to any component or invention that forms a part of the Subject Technology, LICENSEE shall grant to WVURC a royalty-free, non-exclusive, worldwide, sublicensable license to any intellectual property to which LICENSEE has rights necessary to allow WVURC to practice such component or invention.

3.4         The exclusive license or licenses, as applicable, referenced in Section 2.1 shall be in substantially the form of the Exclusive License Agreement attached hereto as Exhibit A (each an “Exclusive License Agreement”). Except as otherwise agreed by the Parties, the license fees, royalty payments, minimum royalty payments and milestones and related milestone payments, if applicable, with respect to each Exclusive License Agreement shall be as set forth in the form of Exclusive License Agreement attached hereto.

4.	ACCESS TO CORE PROTEOMICS FACILITY

During the terms of this Agreement, any Exclusive License Agreement and any Sponsored Research Agreement (if such agreements are executed by and between the Parties) the Principal Investigators and personnel of LICENSEE shall have access to and the right to use the Core Proteomics Facility. Such access and use shall be on such reasonable terms and conditions to be mutually agreed upon by WVURC and LICENSEE.

BA3\187614.09

5.	PATENTS AND INFRINGEMENT

5.1        During the terms of this Agreement and any Exclusive License Agreement (if such agreements are executed by and between the Parties) LICENSEE shall control the development, filing, prosecution and maintenance of the Patent Rights; provided, however, that (i) all filings shall be made in the name and for the benefit of WVURC, (ii) LICENSEE shall provide WVURC with a reasonable opportunity to review and provide input with respect to any patent applications, confirmations, divisionals or related applications with respect to the Subject Technology prior to the filing thereof, and (iii) LICENSEE shall not make any substantive decision with respect to the filing, prosecution, and maintenance of the Patent Rights without first obtaining the consent of WVURC, which consent will not be unreasonably withheld.

5.2         LICENSEE agrees to pay all costs incident to filing, prosecuting and maintaining the Patent Rights in the United States and elected foreign countries, and any and all costs incurred in filing continuations, divisionals or related applications thereon and any re-examination or reissue proceedings thereof during the term of this Agreement.

5.3        LICENSEE agrees to keep WVURC and its patent counsel fully informed of all prosecutions and other actions pursuant to this Section 5, including submitting to WVURC copies of all official actions and responses thereto. Notwithstanding the foregoing LICENSEE shall select all outside counsel for the prosecution of the Patent Rights.

5.4        In the event that LICENSEE decides not to pay for costs associated with either (i) the prosecution of any patent application that forms a part of the Patent Rights to issuance or (ii) maintenance of any United States or foreign issued patent on any invention that forms a part of the Patent Rights, LICENSEE shall timely notify WVURC of such decision, which notice shall constitute an irrevocable waiver of LICENSEE’S rights therein, if any, including, without limitation, improvements thereto, and WVURC shall have the right to assume said costs and the prosecution and maintenance of such patent or patents. LICENSEE’S right to practice the invention under such patent shall immediately terminate upon the giving of such notice. If LICENSEE fails to notify WVURC in sufficient time for WVURC to assume said costs prior to the abandonment or expiration of any Patent Rights, LICENSEE shall be considered in default of this Agreement.

BA3\187614.09

5.5         Each Party shall promptly inform the other of any suspected infringement of any claims in the Patent Rights or the misuse, misappropriation, theft or breach of confidence of other proprietary rights in the Subject Technology by a third party, and with respect to such activities as are suspected, LICENSEE shall have the right, but not the obligation, to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the proprietary rights against such third party. If LICENSEE fails to bring such an action or proceeding within a period of three (3) months after receiving notice or otherwise having knowledge of such infringement, then WVURC shall have the right, but not the obligation, to prosecute the same at its own expense. Should either WVURC or LICENSEE commence suit under the provisions of this Section 5.5 and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such action or proceeding. All recoveries, whether by judgment, award, decree or settlement, from infringement or misuse of Subject Technology shall be apportioned as follows: the Party bringing the action or proceeding shall first recover an amount equal to the costs and expenses actually incurred by such Party directly related to the prosecution of such action or proceeding, and the remainder shall be divided equally between LICENSEE and WVURC. WVURC and LICENSEE may agree, at any time before or during the prosecution of any such action or proceeding, to jointly bring or continue the action. Such joint action shall be brought in the names of both WVURC and LICENSEE. If WVURC and LICENSEE decide to jointly prosecute an action or proceeding after it has been instituted, the action shall be continued in the name or names they both agree is expedient for efficient prosecution of such action. In the event of such joint action or proceeding, the out-of-pocket costs shall be borne equally, and any recovery or settlement shall be shared equally. LICENSEE and WVURC shall agree to the manner in which they shall exercise control over any joint action or proceeding. In the absence of such agreement, LICENSEE shall control such joint action or proceeding. WVURC may elect to be represented by separate counsel of its own selection in such joint action or proceeding, the fees for which counsel shall be paid by WVURC.

5.6         Neither WVURC nor LICENSEE shall settle any action covered by Section 5.5 without first obtaining the consent of the other Party, which consent will not be unreasonably withheld.

5.7         WVURC shall not be liable for any losses incurred as the result of an action for infringement brought against LICENSEE as the result of LICENSEE’s exercise of any right granted under this Agreement. The decision to defend or not defend shall be in LICENSEE’s sole discretion.

6.	COMPENSATION

6.1         As full consideration for the Option granted by WVURC to LICENSEE pursuant to Section 2.1 hereof, LICENSEE shall provide compensation to WVURC as follows:

6.1.1           LICENSEE shall use commercially reasonable efforts to raise capital to finance the purchase of instrumentation and equipment for the Core Proteomics Facility during the term of this Agreement. LICENSEE may also provide such instrumentation and equipment directly. LICENSEE shall also provide support to the Core Proteomics Facility in the form of LICENSEE’s personnel during the Option Period.

BA3\187614.09

6.1.2           LICENSEE shall, from time to time, sponsor specific, Principal Investigator-directed, research programs pursuant to separately negotiated Sponsored Research Agreements (each a “Sponsored Research Agreement”). Each such Sponsored Research Agreement shall be on such terms and conditions to be mutually agreed upon by the Parties.

6.1.3           LICENSEE shall issue to WVURC an equity interest in LICENSEE, which following such issuance shall be equal to twenty percent (20%) of the outstanding common stock, par value $0.001, of LICENSEE. Such issuance shall be made pursuant to a Stock Purchase Agreement in substantially the form of the Stock Purchase Agreement attached hereto as Exhibit B (the “Stock Purchase Agreement”). Except as otherwise agreed in writing by the Parties, the closing of the Stock Purchase Agreement and the transactions contemplated thereby shall occur no later than ten (10) days following the Agreement Date.

6.1.4           WVURC shall be entitled to receive additional compensation from LICENSEE pursuant to each Exclusive License Agreement and each Sponsored Research Agreement as set forth therein if the same are executed by and between the Parties.

6.2         All reimbursements and cash payments due hereunder shall be paid in United States of America currency, without deduction of exchange, collection or other charges, to WVURC by check, or to the account of WVURC at such bank as WVURC may from time to time designate by written notice to LICENSEE.

6.3         All reimbursements and cash payments shall be sent to the address listed in Section 11.1.

7.	REPRESENTATIONS AND WARRANTIES.

7.1         WVURC hereby represents and warrants to LICENSEE as follows, intending and acknowledging that LICENSEE shall rely upon such representations and warranties:

7.1.1           Except for the rights, if any, of the United States Government, as set forth below, WVURC hereby represents that it has the full right and power to enter into this Agreement and to grant the Option set forth in this Agreement.

7.1.2           WVURC warrants that each Principal Investigator and inventor of the Subject Technology has executed acknowledgements pursuant to which each has affirmed his or her obligations under the West Virginia University Patent Policy, which, among other things, requires such individuals to assign to WVURC all inventions that any of them conceive of and reduce to practice in conjunction with their employment at West Virginia University. WVURC further covenants that the Principal Investigators shall cause each additional researcher or inventor who may perform research related to the Subject Technology during the term of this Agreement, any Exclusive License Agreement or any Sponsored Research Agreement (if such agreements are executed by and between the Parties) to acknowledge the same obligations.

BA3\187614.09

7.1.3           WVURC makes no other warranties concerning its rights covered by this Agreement. WVURC makes no express or implied warranty of merchantability or fitness for a particular purpose as to any License Product. WVURC makes no representation or warranty as to the validity and scope of the Patent Rights or that any Licensed Product will be free from an infringement of patents of third parties, or that no third parties are in any way infringing the Patent Rights.

7.2         LICENSEE understands that if the United States Government (through any of its agencies or otherwise) has funded research during the course of or under which any of the Patent Rights were or are conceived or made, the United States Government may have certain requirements and rights relative thereto. Any license granted to LICENSEE as a result of this Agreement shall be subject to such requirements and rights.

8.	TERMINATION.

8.1         Unless earlier terminated as hereinafter provided, this Agreement shall terminate on the later to occur of (a) the fifth (5th) anniversary of the Agreement Date or (b) the latest effective date of a termination of any Sponsored Research Agreement (the “Option Termination Date”); provided, however, that the Parties may extend the Option Termination Date by mutual agreement.

8.2         On or after the second (2nd) anniversary of the Agreement Date, WVURC shall have the right to cancel and terminate this Agreement in the event that the aggregate financial support LICENSEE has provided to the Core Proteomics Facility and in the form of sponsored research pursuant to Sections 5.1, 6.1.1 and 6.1.2 is not equal to at least $300,000 or its equivalent, taking into consideration non-monetary support in the form of patent expenses, direct instrumentation and equipment contributions, labor and other forms of non-monetary support provided by LICENSEE to the Core Proteomics Facility.

8.3         WVURC shall have the right, at its option, to cancel and terminate this Agreement in the event that LICENSEE shall (i) become the subject of insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of its business or (ii) make an assignment of all or substantially all of its assets for the benefit of creditors, or in the event that (iii) a receiver or trustee is appointed for LICENSEE and LICENSEE shall, after the expiration of thirty (30) days following any of the events enumerated above, have been unable to secure a dismissal of such proceedings.

8.4         At the date of any termination of this Agreement pursuant to Section 8.2 or Section 8.3 hereof, (i) all rights to the Subject Technology shall revert to WVURC, (ii) the Option granted in Section 2.1 shall terminate on the effective date of such termination, and (iii) WVURC shall be free to license the Subject Technology to any third party without any further obligation to LICENSEE; provided, however, that in the event that any patent to which LICENSEE has rights is necessary to practice the Subject Technology, LICENSEE shall grant WVURC a royalty-free, non-exclusive, worldwide, sublicensable license to such patent.

BA3\187614.09

8.5         In the event this Agreement is terminated pursuant to Section 8.2 or Section 8.3 hereof, WVURC shall be under no obligation to refund payments made by LICENSEE.

8.6         No termination of this Agreement shall constitute a termination or a waiver of any rights of either Party against the other Party accruing at or prior to the time of such termination. The obligations of Section 12 hereof shall survive termination of this Agreement.

9.	ASSIGNABILITY

This Agreement shall be binding upon and shall inure to the benefit of WVURC and its assigns and successors in interest, and shall be binding upon and shall inure to the benefit of LICENSEE and the successor to all or substantially all of its assets or business to which this Agreement relates, but shall not otherwise be assignable or assigned by LICENSEE without prior written approval by WVURC being first obtained.

10.	GOVERNMENTAL COMPLIANCE

LICENSEE shall at all times during the Option Period and for so long as it shall use the Subject Technology comply with all laws that may control the import, export, manufacture, use, sale, marketing, distribution and other commercial exploitation of the Subject Technology or any other activity undertaken pursuant to this Agreement.

11.	ADDRESSES

11.1       All payments shall be made payable to “West Virginia University Research Corporation” and shall be sent to the address below:

West Virginia Research Corporation	Tax ID# 55-066-5758-001
886 Chestnut Ridge Road
Suite 208
P.O. Box 6216
Morgantown, WV 26506-6216

11.2       All notices or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by United States Postal Service certified mail, return receipt requested, postage prepaid, or via overnight courier, or facsimile transmission provided that facsimile transmissions are promptly confirmed by first class mail, addressed to it at its address below or as it shall designate by written notice given to the other Party:

BA3\187614.09

In the case of WVURC:	In the case of LICENSEE:

President	Stephen Turner
West Virginia University	President
Research Corporation	Protea Biosciences, Inc.
886 Chestnut Ridge Road	129 West Patrick Street
Suite 208	Suite 8
P.O. Box 6216	Frederick, MD 21701
Morgantown, WV 26506-6216

Facsimile No. 304-293-7498	Facsimile No. 301-662-3206

12.	ADDITIONAL PROVISIONS

12.1       Use of Names and Trademarks. Neither Party has any right to use any name, trade name, trademark, or other designation of the other Party (including any contraction, abbreviation, or simulation) in advertising, publicity or promotional activities without the prior written consent of the other Party.

12.2       Publication. WVURC retains the right to publish or otherwise publicly disclose information it has gained in the course of research sponsored by LICENSEE under any Sponsored Research Agreement (if such agreement is executed by and between the Parties) in professional journals, meeting seminars, and the like. Appropriate recognition of LICENSEE’S support will be included in all such reports. However, in recognition of LICENSEE’S interest in WVURC’s patent protection, WVURC shall provide LICENSEE with the final draft of any manuscript describing studies within the Field and resulting from research sponsored under any Sponsored Research Agreement at least thirty (30) days prior to publication.

12.3       Mutual Confidentiality. LICENSEE and WVURC realize that some information received by one Party from the other pursuant to this Agreement shall be confidential. It is therefore agreed that any information received by one Party from the other and designated in writing as “Confidential” at the time of the transfer, shall not be disclosed by either Party to any third party without the other Party’s prior written consent unless or until (i) said information shall become known to third persons or shall become publicly known through no fault of the receiving Party, (ii) said information was already in the receiving Party’s possession prior to the disclosure of said information to the receiving Party, (iii) said information shall be subsequently disclosed to the receiving Party by a third party who is not under any obligation of confidentiality to the disclosing Party, or (iv) said information is required to be disclosed by court rule or governmental law or regulation, provided that the receiving Party gives the disclosing Party prompt notice of any such requirement and cooperates with the disclosing Party in attempting to limit such disclosure. Except as otherwise excluded by the foregoing, for purposes of this Section 12.3, the Subject Technology shall constitute and be treated as confidential information.

BA3\187614.09

12.4       Indemnification.

12.4.1         Each Party shall notify the other of any claim, lawsuit or other proceeding related to the Subject Technology.

12.4.2         LICENSEE agrees that it will defend, indemnify and hold harmless WVURC, its faculty members, scientists, researchers, employees, officers, trustees and agents and each of them (the “WVURC Indemnified Parties”), from and against any and all claims, causes of action, lawsuits or other proceedings (the “WVURC Claims”) filed or otherwise instituted against any of the WVURC Indemnified Parties related directly or indirectly to or arising out of the design, process, manufacture or use by any person or party of the Subject Technology, the Licensed Products or any other embodiment of the Subject Technology even though such WVURC Claims and the costs (including, without limitation, the payment of all reasonable attorneys’ fees and costs of litigation or other defense) related thereto result in whole or in part from the negligence of any of the WVURC Indemnified Parties or are based upon doctrines of strict liability or product liability; provided, however, that such indemnity shall not apply to any WVURC Claims arising from the gross negligence or intentional misconduct of any WVURC Indemnified Party. LICENSEE will also assume responsibility for all costs and expenses related to such WVURC Claims for which it is obligated to indemnify the WVURC Indemnified Parties pursuant to this Section 12.4.2, including, but not limited to, the payment of all reasonable attorneys’ fees and costs of litigation or other defense.

12.5       Independent Contractors. The Parties hereby acknowledge and agree that each is an independent contractor and that neither Party shall be considered to be the agent, representative, master or servant of the other Party for any purpose whatsoever, and that neither Party has any authority to enter into a contract, to assume any obligation or to give warranties or representations on behalf of the other Party. Nothing in this Agreement shall be construed to create a relationship of joint venture, partnership, fiduciary or other similar relationship between the Parties.

12.6       Non-Waiver. The Parties covenant and agree that if a Party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement or if a Party, having the right to declare this Agreement terminated, shall fail to do so, any such failure or neglect by such Party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising, or as a waiver of any of the terms, covenants or conditions of this Agreement or of the performance thereof. None of the terms, covenants and conditions of this Agreement may be waived by a Party except by its written consent.

12.7       Reformation. The Parties hereby agree that neither Party intends to violate any public policy, statutory or common law, rule, regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries, and that if any word, sentence, section or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the Parties hereto, in a final, unappealable order to be in violation of any such provision in any country or community or association of countries, such words, sentences, sections or clauses or combination shall be inoperative in such country or community or association of countries, and the remainder of this Agreement shall remain binding upon the Parties hereto.

BA3\187614.09

12.8       Force Majeure. No liability hereunder shall result to a Party by reason of delay in performance caused by force majeure, that is circumstances beyond the reasonable control of the Party, including, without limitation, acts of God, fire, flood, war, civil unrest, labor unrest, or shortage of or inability to obtain material or equipment.

12.9       Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of West Virginia, without regard to the principles of conflicts of law.

12.10     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

12.11     Entire Agreement. The terms and conditions herein constitute the entire agreement between the Parties and shall supersede all previous agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. No agreement of understanding bearing on this Agreement shall be binding upon either Party hereto unless it shall be in writing and signed by the duly authorized officer or representative of each of the Parties and shall expressly refer to this Agreement.

[Signature Page Follows]

BA3\187614.09

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below, but effective as of the Agreement Date.

PROTEA BIOSCIENCES, INC.		WEST VIRGINIA UNIVERSITY
RESEARCH CORPORATION

By:	/s/ Stephen Turner	By:	/s/ John D. Weete
	Stephen Turner		Name: John D. Weete
	President		Title: President

Date:	9-19-01	Date:	9-19-01

BA3\187614.09

Exhibit A

(Form of Exclusive License Agreement)